LANDRY’S RESTAURANTS, INC. AMENDS
CURRENT CREDIT AGREEMENT AND OBTAINS COMMITMENT FOR POTENTIAL BOND REFINANCING

HOUSTON, August 9, 2007 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (the “Company”) (NYSE: LNY — News), today announced it has successfully completed an amendment and waiver of its existing Credit Agreement, and obtained committed financing in the event the Company is required to replace its outstanding 7.50% Senior Unsecured Notes.

As previously announced, the Company obtained a temporary restraining order from the United States District Court for the Southern District of Texas, Galveston Division, which orders the Indenture Trustee of the Company’s $400 million 7.50% Senior Unsecured Notes, among other things, to immediately withdraw its Notice of Acceleration. A temporary injunction hearing is scheduled for August 16, 2007 in the same Court to determine whether the injunction should continue.

If it is determined that the Senior Unsecured Notes have been accelerated, and are immediately due and payable, the Company plans to utilize its existing credit facility and new capital commitment to satisfy its obligations under the Senior Unsecured Notes.

According to the Company’s Chairman and CEO, Tilman J. Fertitta, “Based upon the financial strength and assets of the Company, we are pleased to announce that we have obtained an alternative source of financing to the Senior Unsecured Notes. Nevertheless, I want to make it clear, this is not something that the Company wants to do or should have to do. However, if we are not successful at the court house, we need to have immediate financing in place to avoid any harmful action by the Bond holders.”

In addition, the Company’s Executive Vice President and Chief Financial Officer, Rick H. Liem commented, “The new proposed bank financing is on terms that are clearly less advantageous to the Company than under its existing debt structure. If we are forced to draw on this stand-by facility, we will be required to pay higher interest, provide more security and have less flexibility on a shorter term obligation. There is no doubt that there will be irreparable harm to the Company if we are unsuccessful with the litigation.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the Company’s ability to refinance its debt, ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman and CEO (713) 850-1010 www.landrysrestaurants.com	or	Rick H. Liem EVP and Chief Financial Officer